Exhibit  99.2

                                             FOR IMMEDIATE RELEASE

          CONTACTS:

          John Suske
          Investor Relations
          SoftKey International Inc.
          617-494-5816

                      SOFTKEY COMPLETES ACQUISITIONS OF
                            THE LEARNING COMPANY,
           COMPTON'S NEWMEDIA, INC. AND COMPTON'S LEARNING COMPANY

          CAMBRIDGE, MASS (December 28, 1995) -- SoftKey International Inc. (NASDAQ: SKEY) today announced the completion of the merger of its wholly owned subsidiary into The Learning Company. The merger, which resulted in the Learning Company becoming a wholly owned subsidiary of SoftKey, was completed late yesterday.

          SoftKey also announced the completion of the previously announced acquisition by merger of Compton's NewMedia, Inc. and Compton's Learning Company from Tribune Company for an aggregate of 4,465,661 shares of SoftKey common stock. As a result of the mergers, both companies are now wholly owned subsidiaries of SoftKey. In connection with the acquisitions, SoftKey today issued 587,036 additional shares of its common stock to Tribune in cancellation of $14 million of intercompany debt and executed a promissory note to Tribune for $3 million of intercompany debt.

          SoftKey International Inc. is ranked as one of the world's largest consumer software publishers in the 1995 Soft-Letter 100. SoftKey develops, publishes and markets over 300 consumer software titles targeted at the home user in the edutainment, lifestyle and productivity categories. SoftKey's product offerings include popular titles such as Calendar Creator , BodyWorks 4.0 , The American Heritage Talking Dictionary, Sports
          Illustrated Swimsuit Calendar, MPC Wizard , KeyCAD Complete, Mosby's Medical Encyclopedia , Time Almanac and the Platinum CD-ROM jewel case, KeyKids and CD-ROM Power Pack lines. SoftKey products are sold in more than 19,000 stores in over 40 countries in the retail, direct mail and OEM sales channels.

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